Inuvo, Inc.
First Quarter 2015 Conference Call
April 29, 2015

Operator:

Good day and welcome to the Inuvo, Inc. 2015 First Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Alan Sheinwald of Capital Markets Group, LLC. Please go ahead, sir.

Alan Sheinwald:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the Inuvo first quarter 2015 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of Inuvo will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time. In addition, other risks are more fully described in Inuvo's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, now I’d like to congratulate Management on outstanding growth in the first quarter, and turn the call over to Mr. Richard Howe, CEO of Inuvo. Rich, the floor is yours.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

We are pleased to be announcing another strong quarter of revenue growth. Revenue in the 1st Quarter was $13.4 million, up 33% from $10.1 million in Q1 of last year. This now marks the second straight quarter of greater than 30% year-over-year growth and the 5th straight quarter of Net Income, with $626 thousand dollars or 3 cents a share.

Gross margins in the 1st Quarter, were a solid 55% with Gross Profit up 14% year-over-year. Gross margins were slightly down year-over-year as a result of strong growth within the Partner Segment, which was up 39%. Owned & Operated grew 25% year-over-year.

Wally Ruiz, our CFO, will be sharing additional details about our financials shortly, but the bottom line is we’re starting 2015 off strongly, with both growth and earnings at the high end of our peer group.

Let me share with you where we are headed for each segment of the business starting first with the Owned and Operated segment.

Within the O & O segment, we’ve continued to focus on improving user engagement. We launched a new Search experience for ALOT users in the quarter and we’ve been working on a vertical site expansion into education as a compliment to our ALOT careers site.

Search is not new for Inuvo, we have a unique set of resources, technologies and intellectual property in Search related products as a result of our previous experience with the Toolbar and the solutions we’ve distributed for years within the Partner segment of our business.

Delivering a unique Search experience for ALOT site users was something we wanted to include as part of the evolution of the ALOT properties and Brand. This new search resource, when fully implemented, will provide our users with a much better overall search experience.

For example, a Search for “diabetes” versus “diabetes supplies” within Health will yield very different results because the first represents a search for information while the second represents a search for products.

We will be issuing more announcements in the next few quarters about the education vertical and the search experience at the ALOT sites.

Further, we’ve been exploring the possibility of small website acquisitions within the O/O segment. We believe in many cases, we have the technology, experience and relationships to realize greater revenue and profit from these websites than do their owners.

When this is the case, we believe this represents a great opportunity for expanding our digital publishing footprint. We are currently engaged in conversations with several targets and expect to provide more information about this strategy in the coming quarters.

During the Quarter we produced, edited and posted over 1,000 new or updated articles, slideshows, and inforgraphics while also introducing several new types of content, including for the first time, quizzes. All of these user engagement enhancements are having a positive impact.

As our sites continue to grow, so does our exposure within the major search engines. Organic traffic was up significantly again this quarter for Health, Living and Careers. We remain focused on both marketing, as a means to drive growth, and organic traffic, as a means to fuel profits.

We have continued to find new and profitable channels where we can successfully market ALOT with the objective to get more consumers to our sites, and then of course returning to our sites, based on their unique interests.

Now, while there are many ways to measure the improvements across our sites, for example some track pageviews or unique visitors, the metric we are most focused on internally is the action metric.

The question we ask is “Are we experiencing more revenue generating clicks then in the past?” and in this regard, we’ve seen a 72% increase in clicks and an 18% increase in the revenue per click when we compare March 2014 to March 2015 within O & O.

Our Partner segment had an equally successful first quarter. Since we modified the focus within this segment in 2013, we have continued to communicate a two-fold strategy.

The first, to focus on quality and stability within the core Partner segment and second, to innovate and distribute new ad technologies.

Within our core Partner business we now have a stable collection of publisher customers who use products we’ve successfully distributed for years and with whom we have experienced solid year-over-year growth.

We have also added new customers in this core segment over the last 12 months. Click quality remains one of the most important metrics we track in this business and it has remained excellent over the last 5 quarters following the changes we made in Q4 2013.

While we continue to nurture this core component of the Partner business, we have started to migrate sales and support and development resources towards SearchLinks, which is our entry into what the industry calls Native Advertising.

Native Advertising is a growing segment of online advertising where the ads are better integrated with the content of the page or app.

This closer coupling of content and ad experience is purported to yield better click through rates while at the same time aligning more closely with user intent. We have seen this phenomenon with our own Native Advertising solution SearchLinks, which we recently reported was entering its beta program with partners having been launched initially across our ALOT sites.

Native Advertising spend is already exceeding $7 billion annually and some are estimating that this spend could approach over $20 billion by 2018. We are excited to be a part of this new high growth area of online advertising and we believe we have both the means and the desire to make this initiative very successful.

I would encourage you to visit the Searchlinks.com website to get more information about these products, including a promotional video we developed to market the product to content publishers.

We have been running these new ad-units across our ALOT sites for some time and we now have about a half dozen Partners in our beta program to date. We’ve seen encouraging results in both deployments and as a result we are getting close to a full launch, likely in early Q3 with growth expectations in Q4.

This is by far our most technically sophisticated product launch to date. SeachLinks ad-units have the ability to understand the content of the pages where our ads are placed.

They have the ability to take that page knowledge and match it to advertising that is perfectly aligned with the context of that page.

They have the ability to adapt themselves over time based on the consumers interaction with the ad units and they do all of this without any human intervention, ensuring both for Inuvo and our Publishing partners, the highest possible page monetization.

The technology barrier to entry for potential competitors in this market is considerable and this fact gives us confidence that we can both enter and compete in this market for years to come.

SearchLinks opens Inuvo to a much broader universe of publishers; particularly content sites and mobile apps, where consumers are spending increasing amounts of their time online.

Overall in our Partner segment, we believe we are delivering significant value to our advertising clients and our publishing customers and for the March ending month in 2015, click counts are up year-over-year and revenue per click looks good.

Let me now touch on a few additional points before turning the call over to Wally.

We’ve continued to see year-over-year growth in mobile. In the first quarter of 2014, mobile contributed 21% of overall revenue; it was 35% in Q1 2015 for a 67% improvement year-over-year. As you know from previous calls, it has been as high as 50% of overall revenue in any given quarter and varies quarter to quarter based on the mix between desktop, tablet and mobile.

Further, we announced in Q1 that we had renewed our Yahoo agreement and as was stated in the press release, the new contract renews under the same terms and conditions as its predecessor, providing Inuvo with rights sufficient to support our long-term strategic plans.

Additionally, we also recently announced plans to move our main office from Conway, Arkansas to Little Rock, Arkansas. Though these two locations are only about 30 minutes apart from one another, the new location meets both our growth and price expectations and places us in close proximity to Little Rock’s Tech Park. We expect to be in the new location by October.

With that, I’d like to turn the call over the Wally.

Wally Ruiz Comments:
Thank you Rich and good afternoon everyone.

We are reporting today another consecutive quarter of strong revenue growth and profitability.

Inuvo reported revenue of $13.4 million in the first quarter of 2015 compared to $10.1 million in the first quarter of last year, a 33% increase; $7.6 million came from the Partner Network and $5.8 million from the Owned and Operated Network.

The Partner Network which delivers advertisements to our partner’s owned and managed websites and applications, reported $7.6 million in the first quarter of this year compared to $5.5 million in the same quarter last year, a 39% increase. Higher revenue in the Partner Network this year compared to the same quarter last year is due largely to the expansion of market share within the existing publisher base during the past twelve months. The innovative ad units we developed and tested on our own web properties have been made available to our publishers and helped publisher’s sites to be more effective.

The Owned & Operated Network, which is made up of a collection of websites and apps we own and where income is derived from advertisements, represented 44% of the company’s total revenue in the current year quarter. The Owned & Operated Network reported $5.8 million of revenue in the first quarter of 2015, a 25% increase over the same quarter last year. The growth in this business segment is largely due to the investment made in proprietary content and effective marketing campaigns resulting in a greater number of transactions, or clicks, as well as to the expansion of web properties.

Gross profit in the first quarter of 2015 was $7.4 million compared to $6.4 million last year, a 14% improvement. Gross margin was 55% in the first quarter of 2015 compared to 64% in the same quarter last year. The lower margin this year compared to last year is due to the revenue contribution mix between Partner and Owned & Operated Networks as a result of accelerated growth within the Partner Network.

Partner Network gross profit in the first quarter of 2015 was approximately $1.5 million compared to $1.9 million last year. The lower gross profit in this year’s quarter was primarily due to the changes we implemented last year to improve traffic quality and assure publisher compliance with Inuvo policies. These changes resulted in higher margins in the first quarter of 2014 that were not expected to reoccur in subsequent quarters.

Gross Profit in the Owned & Operated segment in the first quarter of 2015 was $5.8 million compared to $4.6 million last year. The higher gross profit in this year’s quarter compared to last year is primarily due to higher revenue.

Operating expense, which is comprised of Marketing costs, Compensation expense and Selling, general & administration expense was $7.1 million in the first quarter of 2015 compared to $5.8 million in the same quarter last year.

Marketing costs are the primary costs associated with the Owned & Operated Network where dollars are spent to build an audience for the various sites and apps we own. Marketing costs were $4.9 million in the first quarter of 2015, an increase of $1.3 million from the same quarter in the prior year. The higher marketing costs are related to the higher investment level required to promote and create awareness of owned web properties.

Compensation expense increased by $91 thousand to $1.2 million in the first quarter of 2015 from the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll associated with additional hiring. At March 31, 2015, we had 52 full- and part-time employees; a year earlier we had 34 full- and part-time employees. S, G & A or Selling, general & administration expense was $988,000 in the first quarter of 2015 compared to $1 million in the same quarter in the prior year. The decrease in the current quarter S, G & A expense is due primarily to lower depreciation and amortization expense.

As mentioned in our prior teleconference calls, we are focused on accelerating growth. For the remainder of 2015, we will concentrate investment on expanding web properties and launching our Native Advertising product, Searchlinks. We expect marketing costs to increase in coming quarters supporting campaigns to expand owned web properties. We expect compensation expense to increase as we step up hiring, particularly technical personnel, though hiring will be commensurate with revenue growth. We expect S, G & A expense to remain relatively flat.

Net interest expense was $51 thousand in the first quarter of 2015, $47,000 less than last year’s first quarter expense. This year’s lower expense is due to lower loan balances and the renegotiation of our line of credit and term debt last year.

In February we settled a long ongoing dispute with the State of New Jersey over an income tax claim relating to a subsidiary of a company we acquired in 2012. The settlement was substantially less than the liability we had accrued to handle the claim and we recognized an income tax benefit of $406,000 in the first quarter of 2015.

The net income from discontinued operations was $20 thousand in the first quarter of 2015 compared to $26 thousand in the same quarter last year and was due to an adjustment of certain accrued liabilities originating in 2009 and earlier as well as from a favorable foreign exchange translation adjustment.

The Company reported a net income in the first quarter of 2015 of $626 thousand, or $0.03 per diluted share, compared to $675 thousand, or $0.03 per diluted share in the prior year quarter.

EBITDA, adjusted for stock compensation expense and accrued severances was approximately $674,000 in the quarter that ended March 31 2015; compared to an adjusted EBITDA of $1.3 million in the same quarter of the prior year.

Balance Sheet as of March 31, 2015
Cash and cash equivalents totaled $1.9 million at the end of March significantly lower than what we had anticipated and the accounts receivable balance was $7.4 million, significantly higher than we anticipated. The cause of this change was a late payment from a major advertising partner that was received on April 2nd, 2 days after the quarter that is not expected to reoccur. Bank debt was $3.5 million in March compared to $3.6 million at the end of 2014.

Other Matters:
This evening we will be making three perfunctory filings with the SEC; our 10Q as of March 31st ; an S-8 for 450,000 common shares of stock that have accumulated under the evergreen clause of the shareholder approved 2010 Equity Compensation Plan. These shares are not outstanding, nor have they been granted or in any way been allocated; and thirdly, the Notice of the Annual Shareholder Meeting and Proxy. The meeting is set for June 25th at our headquarters in Conway, Arkansas.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally.

In summary, we had a terrific first quarter, the second consecutive quarter of greater than 30% revenue growth and the 5th consecutive quarter of profitability. In Q1, both segments of the business experienced significant growth.

We remain excited about 2015, with a mission to continue to expand our digital publishing business, leveraging the consumer engagement therein as the means for developing Native Advertising solutions we can sell to website and app publishers under the SearchLinks Brand.

We expect to continue to grow profitably, while also investing in products, marketing and resource initiatives necessary to assure we capture market share essential for continued success.

While we are only just completing the first month of the second quarter, Q2 is looking positive with April’s revenue likely to come in around 30% higher then last year.

We are confident that our current strategy can continue to fuel growth throughout 2015 and we see additional segments of the digital advertising marketplace where we can successfully introduce products and services. I look forward to providing shareholders with additional updates as we evaluate and execute on new opportunities.

With that, I’d like to now turn the call over to the operator for questions.

Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.